Exhibit 10.6

3. AMENDMENT

This third amendment (“3. Amendment”) dated as of October 31st, 2012 (“Effective Date”) between Net Element, Inc (“Tenant”) and 1450 South Miami, LLC (“Landlord”) amends that certain Lease Agreement for 1450 South Miami Avenue (the “Lease”) dated October 8, 2010 between Landlord and Tenant, the subsequent Amendment dated November 16, 2011 and the 2. Amendment dated September 28, 2012. All capitalized terms not otherwise defined herein shall have the meaning so proscribed in the Lease Agreement as well as in the Amendment and in the 2. Amendment.

WHEREAS, the parties mutually agree to modify certain terms and conditions in the Amendment.

WHEREAS, each Party acknowledges that as of the Effective Date, to such Party’s knowledge, the other Party is not in material breach or Default pursuant to the terms of the Lease Agreement, the Amendment and the 2. Amendment.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Initial term extension. Tenant and Landlord agree to extend the term of the Lease until January 31, 2013. The Base Rent for January 2013 shall be calculated as follows:

		PER SQFT	ANNUALLY	MONTHLY
Base Rent		$29.00	188,500.00	15,708.33

Sales Tax	7.00%	$2.03	13,195.00	1,099.58

TOTAL PAYMENT		$31.03	201,695.00	16,807.92

2.	Time is of the essence. Tenant agrees that this 3. Amendment has to be signed by Tenant on or before October 31, 2012 6:00pm EST.

IN WITNESS WHEREOF, the parties hereto have caused this 3. Amendment to be duly executed by their respective authorized signatories as of the Effective Date

Net Element, Inc., a Delaware corporation (“Tenant”)

By: Net Element International, Inc.

/s/ Jonathan New
BY: Jonathan New, Chief Financial Officer

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